21st CENTURY INSURANCE
                                    21st.com
                                 1-800-211-SAVE
                                [GRAPHIC OMITED]




                                 Company contact: Larry Krutchik  818 / 728-3355

FOR IMMEDIATE RELEASE                                           October 23, 2003
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                          21ST CENTURY INSURANCE GROUP
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                      ANNOUNCES REINCORPORATION TO DELAWARE
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(WOODLAND  HILLS,  CA)  -  21st Century Insurance Group (NYSE: TW), reported the
Board of Directors has approved the reincorporation of 21st Century Insurance Group, changing its state of incorporation from California to Delaware. Delaware is the state of incorporation for 58% of the Fortune 500 and 51% of all publicly traded companies.

There will be no change in the location of company operations, location of employees, or in the way the company does business. The sole result of this action is to change the state of legal incorporation. The company's common stock will continue to trade on the New York Stock Exchange under the symbol TW.

The reincorporation will be accomplished through the merger of the company with and into a newly formed and wholly-owned Delaware subsidiary. Shareholders holding a majority of the voting power approved the reincorporation by written consent on October 17. The company plans to send an information statement notifying its shareholders of the transaction and, subject to obtaining the necessary approvals, expects the transaction to be effective within the next 60 days.

ABOUT  21ST
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Founded  in  1958,  21st  Century  Insurance  Group provides personal automobile insurance to customers in California, Arizona, Nevada, Oregon and Washington who prefer excellent service and a high-feature product at a competitive price. Twenty-four-hours-a-day, 365 days a year, customers can choose to purchase insurance over the phone at 1-800-211-SAVE using 21st's centralized licensed insurance agents or through WWW.21ST.COM, the Company's full-service Internet
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site.  Service  is  also  provided  at the Company's neighborhood centers during normal business hours. 21st is rated A+ (Superior) by A.M. Best and A+ by Standard & Poor's.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.


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